Exhibit 4.110
AMENDMENT NO. 1 TO LETTER AGREEMENT

This Amendment No. 1 to Letter Agreement (this “Amendment”) dated as of November 15, 2022 is made by and between COMERICA BANK (“Bank”), and CHAPTER 4 PROPERTIES, LLC (“Borrower”).
Recitals:

A.    Borrower and Bank entered into a certain Letter Agreement dated as of August 6, 2018 (the “Letter Agreement”).
B.    On or about August 6, 2018, Borrower executed and delivered to Bank a certain Installment Note in the principal amount of $12,000,000 (the “Existing Note”).
C.    Borrower and Bank desire to amend the Letter Agreement upon the following terms and conditions.
NOW THEREFORE, for good and valuable consideration, the Bank and Borrower agree as follows:
1.DEFINITIONS
1.1Capitalized terms used herein and not defined to the contrary have the meanings given them in the Letter Agreement.
2.AMENDMENT TO LETTER AGREEMENT
1.1The parties acknowledge and confirm that, that certain Installment Note (BSBY) dated as of the date hereof in the amount of $8,939,211.56 (the “A&R Note”) is an amendment and restatement of the Existing Note and that the obligations of the Borrower thereunder are included within the definition of “Obligations” under the Letter Agreement, and the A&R Note, as may be further amended, is included within the definition of “Loan Documents” under the Letter Agreement.
3.REPRESENTATIONS
Borrower hereby represents and warrants that:
3.1Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Letter Agreement are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s articles of organization, or operating agreement, and do not require the consent or approval of any governmental body, agency, or authority.
3.2This Amendment, and any other documents and instruments (“Documents”) required under this Amendment when issued and delivered under this Amendment will be valid and binding in accordance with their terms.
3.3The Articles of Organization, Operating Agreement and Resolution(s) of Borrower, most recently delivered on or about August 6, 2018 to Bank have not been repealed, amended or modified since the date of delivery thereof and remain in full force and effect.

3.4The continuing representations and warranties set forth in the Letter Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof.
4.CONDITIONS
    The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following by the indicated date for delivery:
4.1Borrower shall have delivered to the Bank (or caused to be delivered to the Bank) all signatures (except for those of the Bank) to this Amendment and the other documents reasonably requested by the Bank, each in form and content satisfactory to the Bank, to the extent that said documents call for signatures.
4.2Such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.
5.MISCELLANEOUS
5.1Borrower represents and warrants that no Default or Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute a Default or Event of Default, has occurred and is continuing as of the date hereof. This Amendment shall not be construed as a waiver by Bank of any Defaults or Events of Default.
5.2This Amendment may be executed in as many counterparts as Bank and Borrower deem convenient, and shall be deemed to have become effective upon the satisfaction of the following conditions: (a) delivery to Bank of all counterparts hereof, executed by Borrower and Bank, and (b) delivery by Borrower to Bank, in form and substance satisfactory to Bank, of the documents, instruments and other items requested by Bank in connection herewith.
5.3Borrower and Bank acknowledge and agree that, except as specifically amended and/or waived herein and hereby, all of the terms and conditions of the Letter Agreement, and the Documents related thereto remain in full force and effect in accordance with their original terms.
5.4Borrower shall pay all of Bank’s legal costs and expenses (including attorneys’ fees and expenses) incurred in the negotiation, preparation and closing hereof, including, without limitation, costs of all lien searches and financing statement filings.
5.5Nothing in this Amendment shall constitute, or be interpreted or construed to constitute, a waiver of any right or remedy of Bank, or of any Event of Default whether now existing or hereafter arising and whether now known or hereafter discovered by or disclosed to Bank.
5.6Bank expressly reserves the right to exercise any or all rights and remedies provided under the Documents and applicable law except as modified herein. Bank’s failure to immediately exercise such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.
(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the day first stated above.

CHAPTER 4 PROPERTIES, LLC

By:     Credit Acceptance Corporation
Its:     Sole Member

By:    /s/ Douglas W. Busk
Name:     Douglas W. Busk
Its:     Chief Treasury Officer

COMERICA BANK

By:    /s/ Minh Huong
Name:     Minh Huong
Its:     Assistant Vice President
[Signature page to Amendment No. 1 to Letter Agreement ]

GUARANTOR ACKNOWLEDGEMENT

    The undersigned acknowledges and consents to the above amendment and certifies that its Guaranty dated as of August 6, 2018, previously delivered to and in favor of Bank remains in full force and effect.

                        CREDIT ACCEPTANCE CORPORATION

                        By:     /s/ Douglas W. Busk
                        Name:     Douglas W. Busk
                        Its:     Chief Treasury Officer